EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements of Ambac Financial Group, Inc. on Form S-8 (Nos. 333-152479, 333-110145 and 333-52449) of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries (Debtor-in-Possession) (“Ambac” or the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Form 10-K of Ambac Financial Group, Inc. Our report contains an explanatory paragraph that states that, Ambac filed for relief under Chapter 11 of the U.S. Bankruptcy Code and there are uncertainties inherent in the bankruptcy process. The significant deterioration of the guaranteed portfolio coupled with the inability to write new financial guarantees has adversely impacted the business, results of operations and financial condition of the Company’s operating subsidiary, Ambac Assurance Corporation. Ambac Assurance Corporation is subject to significant regulatory oversight by the Office of the Commissioner of Insurance of the State of Wisconsin, including the recent establishment and rehabilitation of a segregated account of Ambac Assurance Corporation. Additionally, the Company has limited liquidity. Such factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to the change in the method of accounting for qualifying special purpose entities and variable interest entities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of January 1, 2010, the change in the method of evaluating other-than-temporary impairments on securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of April 1, 2009, and the change in method of accounting for financial guarantee contracts due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of January 1, 2009. Also our report refers to the fact that the Company began applying additional accounting and financial reporting guidance applicable to Debtors-in-Possession on November 8, 2010.

/s/ KPMG LLP

New York, New York

March 16, 2011